Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Significant Restructuring of Mobile Platform Business

Santa Clara, Calif. (September 24, 2015) — Marvell Technology Group Ltd. (NASDAQ: MRVL) today announced a significant restructuring of its mobile platform business in order to focus the mobile product line on anticipated more profitable opportunities and right-size its expenses in line with corporate targets. Marvell will continue its strong commitment to wireless connectivity such as WiFi and other wireless standards needed to support its strategies in existing markets as well as expanding into emerging opportunities in IoT and automotive.

As approved by the Company’s Board of Directors, the Company plans to significantly downsize the mobile platform organization to refocus its technology to emerging opportunities in IoT, automotive, and networking.

Operational Summary:

•	Based on preliminary estimates for the first half of fiscal 2016, the Company’s mobile platform generated roughly $122 million in revenues and roughly $13 million in gross profit.

•	The successful restructuring of the mobile business is currently expected to result in annualized operating expense savings in the range of $170 million to $220 million. Included in this operating expense savings is estimated share based compensation in the range of $15 million to $20 million.

•	The downsizing of the mobile platform organization is currently expected to result in an approximately 17% reduction in global headcount.

•	The restructuring will begin immediately and the Company expects the major activities to take place through the end of fiscal 2016. As a result, the Company expects to incur total charges of approximately $100 million to $130 million. The major components of the total charge include severance and employee-related costs expected to be incurred in the third and fourth quarters of fiscal 2016 and are expected to be in the range of $45 million to $55 million. Other major components include facilities and asset impairment charges in the range of $30 million to $40 million and an inventory write down charge in the range of $25 million to $35 million. Given the early stages of this restructuring process, the amount and timing of the aforementioned charges may be updated.

Marvell does not plan to hold a conference call with investors and analysts in association with this press release. The Company will discuss the restructuring of the mobile platform business in more detail during its next quarterly earnings conference call, the date of which is yet to be determined.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements. These statements include those relating to the proposed restructuring, reduction in headcount, reduction in operating expenses, changes in termination benefits, impairment, inventory write-down, and settlement charges, increases in the gross margin and operating margin and the market opportunity for Marvell created by the restructuring. These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the magnitude and timing of certain activities, the benefits of and the costs to be incurred in conducting the restructuring activities, the ability of the Company to redeploy technology and assets to and compete in other markets, the size of market opportunities, the timing and outcome of the Audit Committee’s investigation and the conclusions of the Audit Committee, actions that may be taken or required as a result of the Audit Committee’s investigation, actions by the United States Securities and Exchange Commission (“SEC”) or other regulatory agencies in connection with the Audit Committee’s investigation, and the outcome of NASDAQ’s review of Marvell’s plan of compliance and the timing and outcome of any NASDAQ decision. For other factors that could cause actual results to vary from expectations, please see the sections titled “Risk Factors” in Marvell’s quarterly report on Form 10-Q for the fiscal quarter ended May 2, 2015 and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma® software enabling the “Smart Life and Smart Lifestyle.” From storage to Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” and the “Company” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.